EXHIBIT 10.27

Notice of Grant

Babcock & Wilcox Long-Term Incentives

[Date]

TO: [Name]

The Company is pleased to advise that you have been granted long-term incentives as follows:

Date of Grant:

Performance Shares Granted:

Restricted Stock Units Granted:

Non Qualified Stock Options Granted:

By your signature below, you agree that these incentives are granted under and governed by the terms and conditions of the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company (as amended and restated to date, the “Plan”), and the 2012 B&W Restricted Stock Units, Stock Options and Performance Shares Agreements, which are attached to and made a part of this document. A copy of the Plan and the Prospectus relating to the stock issued under the Plan can be found at http://equityawardcenter.schwab.com under the “At a Glance/My Company Info” tab in your Schwab account. The Plan and Prospectus are incorporated by reference and made a part of this document. If you would like to receive a copy of either the Plan or Prospectus, please contact             at [telephone number] or [email].

Please acknowledge (1) your receipt and acceptance of this Notice of Grant and accompanying long-term incentives and (2) your agreement with the terms contained in the Grant Agreement governing such long-term incentives, by signing both this Notice and the enclosed copy hereof and returning one such signed copy to The Babcock & Wilcox Company at The Harris Building, 13024 Ballantyne Corporate Place, Charlotte, NC 28277, Attention: [Name], Director Corporate Compensation, and marked “Personal and Confidential.” Your long-term incentives will not be effective until you return a signed copy of this Notice. Please do so no later than 30 days from the date of the Notice.

Date:
PARTICIPANT